Exhibit 107

Calculation of Filing Fee Tables

Schedule TO-T

(Rule 14d-100)

APPLIED GENETIC TECHNOLOGIES CORPORATION

(Name of Subject Company (Issuer))

ALLIANCE ACQUISITION SUB, INC.

ALLIANCE HOLDCO LIMITED

SYNCONA PORTFOLIO LIMITED

(Offerors)

SYNCONA INVESTMENT MANAGEMENT LIMITED

(Other Person)

Table 1 – Transaction Value

	Transaction Valuation*	Fee Rate	Amount of Filing Fee**
Fees to Be Paid	$16,096,462.41	0.00011020	$1,773.83
Fees Previously Paid	$--		$--
Total Transaction Valuation	$16,096,462.41
Total Fees Due for Filing			$1,773.83
Total Fees Previously Paid			$--
Total Fee Offsets			$--
Net Fees Due			$1,773.83

* Estimated solely for purposes of calculating the amount of the filing fee only. The transaction valuation was calculated by multiplying 67,632,195 shares of common stock, par value $0.001 per share (the “Shares”) of Applied Genetic Technologies Corporation (“AGTC”), issued and outstanding by $0.2380, which is the average of the high and low prices reported on The Nasdaq Global Market as of October 21, 2022.

** The filing fee was calculated in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, and Fee Rate Advisory No. 1 for Fiscal Year 2023 beginning on October 1, 2022, issued August 26, 2022, by multiplying the transaction value by 0.00011020.